Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-20803

                                 $1,000,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement, dated August 5, 1997
(To Prospectus Supplement, dated May 21, 1997, to Prospectus, dated May 21, 1997).

                              DESCRIPTION OF NOTES

      The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                 7.10% Subordinated Notes Due September 4, 2012
                                (the "Notes").

Aggregate Principal
Amount:                         $20,000,000.00.

Price to Public:                100.00%.

Issue Date:                     September 4, 1997.

Stated Maturity Date:           September 4, 2012.

Interest Rate:                  7.10%.

Interest Payment Dates:         Monthly, on the 4th day of each month,
                                commencing in October 1997, and at Stated
                                Maturity.

Regular Record Dates:           The fifteenth calender day prior to the related
                                Interest Payment Date occurs.

Sinking Fund:                   None.

Redemption:                     The Notes are subject to redemption, in whole
                                but not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date occurring in March or September, on or after September 4, 2001, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

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Selling Agent:                  Dean Witter Reynolds Inc.

Agent's Commission:             2.00%.

Minimum Denomination:           $1,000.

CUSIP Number:                   17303 MGY 9.